FOR IMMEDIATE RELEASE

Contact: Daniel E. Berce
                 (817) 882-7009

FORT WORTH, TEXAS, January 8, 1997-AmeriCredit Corp (NYSE: ACF) today announced that it is proposing to make a private offering of $100 million aggregate principal amount of senior notes due 2004 to certain qualified institutional buyers.

The purpose of the offering is to provide AmeriCredit with additional capital to fund its growth, including increasing the amount of automobile and other loans the Company can acquire, originate and hold for pooling and sale in the asset-backed securities market.

The notes to be offered by AmeriCredit in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

AmeriCredit Corp. is a consumer finance company specializing in purchasing, securitizing and servicing automobile sales finance contracts and through its recently acquired subsidiary, Rancho Vista Mortgage, purchasing and selling home equity loans.

CORPDAL:60007.1  14394-00005